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                      [Letterhead of Sullivan & Cromwell]            Exhibit 8.1





American International Group, Inc.,                           September 29, 2000
     70 Pine Street,
         New York, New York 10270.


Ladies and Gentlemen:

              We have acted as counsel to American International Group, Inc., a Delaware corporation ("AIG"), in connection with the planned merger of HSB Group, Inc., a Connecticut corporation ("HSB"), with and into Engine Acquisition Corporation, a Delaware corporation ("EAC"), pursuant to the Agreement and Plan of Merger, dated as of August 17, 2000, by and between AIG, EAC and HSB as described in the combined proxy statement of HSB and prospectus of AIG dated September 14, 2000 (the "Proxy Statement/Prospectus") which is part of the registration statement on Form S-4, as amended by Amendment No. 1 dated September 29, 2000 (the "Registration Statement") to which this opinion is attached as an exhibit. It is our opinion that the discussion set forth under the heading "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus is a fair and accurate summary of the matters therein discussed, subject to the limitations therein contained.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                         Very truly yours,




                                                         /s/ Sullivan & Cromwell